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                                                                   EXHIBIT 11.01

                       AMISYS MANAGED CARE SYSTEMS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

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


                                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                       JUNE 30,                JUNE 30,
                                                                   1996        1995        1996        1995
                                                                ----------  ----------  ----------  -----------
Net income (loss)                                               $    1,070  $      141  $    1,807  $     (165)
                                                                ==========  ==========  ==========  ==========

Weighted average Class A common  shares outstanding                     --   4,800,000          --   4,800,000

Weighted average common shares outstanding                       7,565,000     450,000   7,565,000     450,000

Common shares issued within one year of
 initial public offering                                                --      75,000          --      75,000

Options issued during the first quarter of 1996                      3,200          --          --          --

Weighted average options exercised during the period                27,965                  16,608          --

Weighted average shares issued during secondary offering            22,401          --      11,201          --

Stock options issued within one year of initial public offering         --          --          --          --
   (using the treasury stock method and the initial
   public offering price of $14.50 per share)                           --     574,950          --     574,950
Stock options issued (using treasury
 stock method and the average price of                             571,274          --     565,766          --
 $22.42 and $21.39 per share for the                            ----------  ----------  ----------  ----------
 periods presented, respectively)

Weighted average number of common                                8,189,840   5,899,950   8,158,575   5,899,950
 shares outstanding                                             ==========  ==========  ==========  ==========

Net income (loss) per common share and                               $0.13       $0.02       $0.22      $(0.03)
 common share equivalent                                        ==========  ==========  ==========  ==========

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